Exhibit 99.1

A.D.A.M., Inc. Announces Second Quarter Results; Company Reports
Quarterly Net Income of $0.02 Per Share; Healthcare Revenues up 44%

    ATLANTA--(BUSINESS WIRE)--July 30, 2003--A.D.A.M., Inc. (Nasdaq:
ADAM) today announced financial results for the second quarter ended June 30, 2003.
    A.D.A.M., Inc. reported net income for the second quarter of 2003 of $126,000 or $0.02 per fully diluted share as compared to a loss of ($563,000) or ($0.08) per fully diluted share in the year ago quarter. Revenues for the quarter ended June 30, 2003 were $1,934,000 compared to revenues of $2,153,000 in the year-ago period, a decrease of $219,000. The quarterly revenue decrease is a result of the expiration of a content licensing agreement with WebMD Corp. at the end of the first quarter of 2003 which provided quarterly revenues of approximately $600,000. Despite the expiration of that agreement, A.D.A.M.'s healthcare revenues for the second quarter of 2003 increased 44% over the year-ago period.
    A.D.A.M. reported net income for the six-month period ended June 30, 2003 of $425,000 or $0.05 per fully diluted share as compared to a net loss of ($793,000) or ($0.11) per fully diluted share for the six months ended June 30, 2002. Revenues for the six-month period ended June 30, 2003 were $4,278,000 compared to revenues of $4,261,000 during the same period last year. A.D.A.M.'s revenues for the six-month period remained relatively even with the prior year despite the expiration of the WebMD contract.
    Net cash provided from operating activities for the six months ended June 30, 2003 increased 130% to $1,375,000 from $572,000 during the same period last year. Cash and cash equivalents were $3,834,000 as of June 30, 2003, an increase of $1,614,000 from $2,220,000 as of December 31, 2002.
    "Second quarter was a pivotal quarter for us in terms of fundamentals - revenue growth in key markets, operating income, net income and cash flow performance," commented Robert S. Cramer, Jr., A.D.A.M.'s Chairman and CEO. "Excluding the approximately $600,000 of revenue contributed by the license contract we had with WebMD during the same period last year, revenue for the second quarter of 2003 increased 25% meaning that we have replaced almost 65% of the lost WebMD quarterly revenue, which we consider a very positive development. Furthermore, our second quarter revenues come from a larger number of customers and no longer reflect the large concentrations of revenues we have had in the past," he continued.
    "Looking forward, we are encouraged by the number of healthcare market opportunities we see. Recent client wins in new healthcare market segments including the health plan and clinical application sector hold promise for more to come. We hope to penetrate these new markets with the same success we have shown in the hospital market segment. Today, A.D.A.M. is consistently growing its market share with hospitals - particularly leading academic and teaching hospitals," Mr. Cramer said. "Our education business continues to produce good results, and we are in the midst of a major upgrade to our flagship anatomy product, A.D.A.M. Interactive Anatomy, which will make our award winning visual content available to both academic and healthcare customers. We believe our expenses are under control, productivity gains achieved by the technology investments we have made over the years are paying off and that A.D.A.M., Inc. is in a strong position going forward."

    Conference Call Information

    A.D.A.M. will hold its second quarter earnings conference call today, July 30, 2003, at 10 A.M. EDT. To participate in the call, please dial (877) 858-9758 approximately five minutes prior to the start time. International callers may dial (706) 643-0758.

    Forward-Looking Statements

    Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. These statements, especially revenue, net income and cash flow forecasts, involve a number of risks and uncertainties that could cause actual results, performance or developments to differ materially. Factors that could affect the company's actual results, performance or developments include general economic conditions, development of the Internet as a source of health information, pricing actions taken by competitors, demand for the company's health information, and changes in laws and regulations that impact how the company conducts its business. A.D.A.M. disclaims any obligation or duty to update any of its forward-looking statements.

    About A.D.A.M., Inc.

    Headquartered in Atlanta, A.D.A.M., Inc. (NASDAQ: ADAM) is a leading publisher of interactive, visually engaging health and medical information for healthcare organizations, medical professionals, consumers and students. A.D.A.M. products contain physician-reviewed text, health visuals produced by medically-trained illustrators, and multimedia interactivity to create health information solutions that offer a unique "visual learning" experience in both the healthcare and education markets. Today, A.D.A.M. employs a growing range of media, including Internet, software, CD-ROM, television and print, to deploy its proprietary content assets and products. A.D.A.M. is a founding member of Hi-Ethics, a coalition of the most widely referenced health websites and information providers committed to developing industry standards for the quality of consumer health information. For more information, visit www.adam.com.



                            A.D.A.M., Inc.
            Condensed Consolidated Statements of Operations
                 (In thousands, except per share data)

                              (unaudited)

                                   Three Months         Six Months
                                   Ended June 30      Ended  June 30
                              -------------------- -------------------
                                 2003      2002      2003      2002
                              ---------- --------- --------- ---------

                              ---------- --------- --------- ---------
      Total revenues          $   1,934  $  2,153  $  4,278  $  4,261
                              ---------- --------- --------- ---------
Operating expenses:
  Cost of revenues                  411       376       876       661
  General and administrative        454       652       825     1,090
  Product and content
   development                      339       660       843     1,315
  Sales and marketing               437       783       960     1,470
  Depreciation and
   amortization                     180       252       372       494
                              ---------- --------- --------- ---------
      Total operating
       expenses                   1,821     2,723     3,876     5,030
                              ---------- --------- --------- ---------
      Operating income (loss)       113      (570)      402      (769)

  Interest income (expense),
   net                               13        20        23        44
                              ---------- --------- --------- ---------
      Income (loss) before
       losses from affiliate        126      (550)      425      (725)

  Losses from affiliate               -       (13)        -       (68)
                              ---------- --------- --------- ---------
      Net income (loss)       $     126  $   (563) $    425  $   (793)
                              ========== ========= ========= =========

Basic net income (loss) per
 common share                 $    0.02  $  (0.08) $   0.06  $  (0.11)
                              ==========  ========  ======== =========

Basic weighted average number
 of common
  shares outstanding              7,129     7,438     7,050     7,310
                              ==========  ========  ======== =========

Diluted net income (loss) per
 common share                 $    0.02  $  (0.08) $   0.05  $  (0.11)
                              ==========  ========  ======== =========

Diluted weighted average
 number of common
  shares outstanding              7,943     7,438     7,785     7,310
                              ==========  ========  ======== =========

                          Summary Balance Sheet Data
                          --------------------------

                            6/30/2003   12/31/2002
                           ----------- ------------
Cash and short term
 investments               $    3,834  $     2,220
Accounts receivable-net         1,162        1,288
Total current assets            5,411        3,838
Goodwill                        2,043        2,043
Total assets                    9,702        8,691
Deferred revenue                2,317        1,916
Short term debt                    11           19
Total current liabilities       2,827        2,632
Total liabilities               2,868        2,679
Shareholders' equity            6,834        6,012
Working capital                 2,584        1,206

    CONTACT: A.D.A.M., Inc., Atlanta
             Mary Prado, 770/541-5051
             mprado@adamcorp.com